Subsidiaries of Hi-Rise Recycling Systems, Inc.

       IDC Systems, Inc.
       Dade County Recycling, Inc.
       Recycltech Enterprises Ltd.
       Wilkinson Company, Inc.
       NuReTech of Florida, Inc.
       Hesco Sales, Inc.
       Atlantic Maintenance of Miami, Inc.

Subsidiaries of Hesco Sales, Inc.

       Hesco Export, Inc.
       Hesco Leasing, Inc.
       U.S. Containers, Inc.
       United Truck and Body, Inc.
       U.S. Cylinders, Inc.